EXHIBIT 11.3

Insider Trading Policy

Gentor Resources Inc.

Policy on Trading in Securities by
Directors, Officers, Employees and Consultants

(Insider Trading and Blackout Policy)

Purpose

The purpose of this Policy is to ensure (a) compliance with applicable Canadian and other securities laws governing trading in securities of Gentor Resources Inc. ("Gentor" or the "Company") while in possession of material non-public information concerning the Company, and tipping or disclosing material non-public information to outsiders; and (b) avoidance of embarrassment by preventing the appearance of improper trading or tipping.

In conjunction with regulatory requirements, it is the policy of Gentor that, once a person becomes a "Reporting Insider" (as described below), his or her security holdings in Gentor, and any change therein, must be reported to the appropriate securities commissions. The responsibility for compliance with insider reporting obligations rests with the insiders and not with Gentor. However, Gentor has an interest in monitoring the holdings of its insiders and ensuring that insider holdings are accurately reported, as the identity of insiders and the size of their holdings may be relevant in determining whether Gentor is permitted, under applicable securities laws and stock exchange rules, to undertake certain types of transactions.

Scope

A. This Policy covers all directors, officers, employees and consultants of Gentor and its subsidiaries. Directors, officers, employees and consultants are responsible for ensuring compliance by their families and other members of their households.

B. This Policy applies to any transactions in any securities of Gentor, including common shares, debentures, stock options, warrants and any other debt or equity securities of the Company, as well as any other instruments, agreements or securities the market price, value or payment obligations of which are derived from, referenced to or based on the value of securities of the Company.

C. This Policy applies not only to the securities of Gentor which a director, officer, employee or consultant owns, but also those over which control or direction is exercised directly or indirectly and also to the securities of Gentor that are indirectly owned (for example by a corporation controlled by a director, officer, employee or consultant or by an immediate family member of a director, officer, employee or consultant).

D. This Policy applies not only during the course of a director's, officer's, employee's or consultant's service to Gentor, but also after the completion of such service to the extent the relevant person possesses material non-public information at the time such service is completed.

Insiders

The directors and officers of the Company are considered to be insiders of Gentor pursuant to applicable Canadian securities laws and as such are subject to a higher standard of scrutiny and disclosure requirements than other people who may trade in securities of Gentor. Insiders should contact the Chief Executive Officer, the Chairman of the Board, the Chief Financial Officer or the Corporate Secretary of the Company when considering a transaction in securities of Gentor to ensure that there is no material non-public information which has not been widely disseminated.

Reporting by Insiders - Canadian Requirements

Applicable Canadian securities laws define certain insiders of the Company as "Reporting Insiders". Reporting Insiders are required to prepare and file a report of every trade they make in securities of the Company (which includes the granting and exercise of stock options or any other rights to acquire securities), as well as in respect of any interest in, or right or obligation associated with, a "related financial instrument" (as such term is defined in applicable Canadian securities laws) involving a security of the Company. Such reports are required to be filed using the System for Electronic Disclosure by Insiders ("SEDI") (reference is made to the internet website for SEDI at www.sedi.ca). Reporting Insiders are personally responsible for ensuring they report changes in their security holdings within 5 calendar days. As well, a Reporting Insider must file a report on SEDI within 10 calendar days of becoming a Reporting Insider disclosing, if applicable, securities of the Company he or she owns, controls or directs or his or her interest in, or right or obligation associated with, a "related financial instrument" (as such term is defined in applicable Canadian securities laws) involving a security of the Company.

Assistance with filing the said reports on the SEDI website may be obtained from the Corporate Secretary of the Company.

Prohibition on Hedging

Directors and officers of the Company are prohibited from purchasing financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the director or officer.

Definition of Material Non-Public Information and Non-Public Information

A. Material Information

Securities legislation and this Policy make frequent reference to material information. In this Policy, material information is any information relating to the business and affairs of Gentor that would reasonably be expected to affect the investment decisions of a reasonable holder of securities of Gentor or an investor or if the information would reasonably be expected to affect the market price or value of any of the securities of Gentor.

B. Non-Public Information

Material information is "non-public" if it has not been generally disclosed. Information is considered to have been generally disclosed if: (i) the information has been disseminated in a manner calculated to effectively reach the marketplace, and (ii) public investors have been given a reasonable amount of time to analyze the information. For the purposes of this Policy, information will be considered public (i.e., no longer non-public) after information has been generally disclosed by means of a broadly disseminated press release and the trading has closed on the first full trading day following such press release.

If you are unsure whether the information that you possess is material or non-public, the Chief Executive Officer, Chairman of the Board, Chief Financial Officer or Corporate Secretary of the Company should be consulted before trading in any securities of Gentor.

Statement of Policy and Procedures

A. Prohibited Activities

1. No insider, employee or consultant may trade in securities of Gentor while in possession of material non-public information concerning Gentor.

2. No insider, employee or consultant may trade in securities of Gentor outside of the "trading windows" described below, or during any designated special trading blackout periods.

3. No insider, employee or consultant may trade in securities of Gentor during any trading blackout period imposed on employees and consultants of Gentor generally.

4. No insider, employee or consultant may disclose material non-public information concerning Gentor to any outside person (including, but not limited to, family members, analysts, individual investors and members of the investment community and news media) unless such disclosure is necessary in the course of business and in accordance with Gentor's Disclosure Policy. In any instance where such information is disclosed to outsiders, the outsider must be advised that they must not disclose the information to anyone else, other than in the necessary course of business, and they may not trade in securities of Gentor until the information has been generally disclosed.

5. No insider, employee or consultant may give trading advice of any kind relating to securities of Gentor to anyone while possessing material non- public information about Gentor, except that insiders, employees and consultants should advise others not to trade securities of Gentor if such trade might violate the law or this Policy.

6. No insider, employee or consultant may (a) trade in securities of any other public company, trust, partnership or other entity (a "company") while possessing material non-public information concerning that company; (b) "tip" or disclose material non-public information concerning any company to anyone; or (c) give trading advice of any kind to anyone concerning any other company while possessing material non-public information about that company that such insider, employee or consultant learned in the course of service to Gentor.

7. In order to avoid possible inadvertent conflict with this Policy, it is recommended that, outside of any stock option plans, no insider leave with a broker any outstanding sell or purchase orders.

8. No insider, employee or consultant may (a) engage in short sales of securities of Gentor, or (b) buy or sell puts, calls or other derivatives in respect of securities of Gentor.

B. Trading Windows and Blackout Periods

1. Definition of Blackout Period and Trading Window

A "blackout period" is any time where an insider, employee or consultant is restricted by the terms of this Policy or applicable securities law from trading in securities of Gentor. Alternatively, a "trading window" is the period of time between blackout periods where an insider, employee or consultant is not restricted by the terms of this Policy or applicable securities law from trading in securities of Gentor.

2. Designation of Blackout Periods

Gentor will use reasonable efforts to notify insiders, employees and consultants by e-mail when a general blackout period is in effect. However, it is the obligation of every insider, employee and consultant to ensure, prior to effecting a trade, that a blackout period is not in effect or such person is not otherwise restricted from trading in securities of Gentor. In the event that an insider, employee or consultant is unsure whether they may trade in securities of Gentor, they should contact the Chief Executive Officer, Chairman of the Board, Chief Financial Officer or the Corporate Secretary of the Company to determine if a general blackout period is in effect or if the insider, employee or consultant is in possession of material non-public information.

3. Trading Windows for Insiders

Insiders may trade in securities of Gentor only during the period beginning after the close of business one day following widespread public release of quarterly or year-end operating results and ending at the close of trading on the fifth day preceding a meeting of the board of directors of the Company or the Audit Committee (as applicable) to approve any distribution or earnings press release or any financial statements reflecting Gentor's operating results. However, such trading windows may be modified at any time by the Company.

4. Trading Windows for Employees and Consultants

All other employees and consultants who are not insiders may trade in securities of Gentor at any time, provided they are not in possession of material non-public information and no blackout period applicable to such employee or consultant is in place.

5. No Trading While in Possession of Material Non-public Information or During Blackout Periods

No insider, employee or consultant possessing material non-public information concerning Gentor may trade in securities of Gentor even during applicable trading windows. Persons possessing such information may trade during a trading window only after the close of trading on the next full trading day following the widespread public release of the information.

No insider, employee or consultant may trade in securities of Gentor outside of applicable trading windows or during any designated blackout periods. No insider, employee or consultant may disclose to any outside third party that a special blackout period has been designated.

C. Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibition or restrictions prescribed by applicable securities laws or stock exchange rules and policies.

Consequences of Non-Compliance with this Policy

Anyone subject to this Policy who violates this Policy may face disciplinary action up to and including termination for cause and without notice. Violation of this Policy may also constitute a breach of applicable securities laws and stock exchange rules, including laws against tipping and insider trading, and the Company may refer any such breach to the appropriate regulatory authority. Accordingly, violation of this Policy could lead to fines, penalties, imprisonment and liability to investors and the Company for damages.